Exhibit 99.1

NEWS RELEASE
Winn-Dixie Stores, Inc.	5050 Edgewood Court	Jacksonville, Florida	32254	(904) 783-5000

FOR IMMEDIATE RELEASE

Winn-Dixie Stores, Inc. Announces Third Quarter and Fiscal 2008 Year-To-Date Earnings;

Fifth Consecutive Quarter of Positive Identical Store Sales and Gross Margin Improvement;

Remodeled Stores Continue to Exceed Sales Target

Highlights

•	Adjusted EBITDA of $51.2 million in 3Q’08 compared to $46.0 million in 3Q’07; Year-to-date Adjusted EBITDA of $92.2 million compared to $35.4 million in prior year period

•	Net income of $15.0 million and diluted EPS of $0.28

•	Gross margin of 28.0%

•	Identical store sales increase of 2.2%

•	Offensive remodels exceeding 10% identical store sales lift target

JACKSONVILLE, FL May 12, 2008 — Winn-Dixie Stores, Inc. (NASDAQ: WINN) today reported its financial results for the third quarter of fiscal 2008, the 12-week period that ended on April 2, 2008.

Adjusted EBITDA was $51.2 million, an increase of $5.2 million from Adjusted EBITDA of $46.0 million in the third quarter of fiscal 2007. Third quarter Adjusted EBITDA includes an estimated benefit of approximately $3.5 million due to the early timing of the Easter holiday, which typically falls in the Company’s fourth fiscal quarter. The Company also reported net income of $15.0 million, or $0.28 per diluted share for the quarter, compared to net income of $17.8 million, or $0.33 per diluted share in the third quarter of fiscal 2007. Gross margin was 28.0%, an increase of approximately 10 basis points compared to the year ago period, and identical store sales increased 2.2%.

Winn-Dixie Chairman, CEO, and President Peter Lynch said, “Winn-Dixie delivered another good quarter. We generated solid sales growth throughout the quarter while also improving gross margins. Our third quarter results also had the added benefit of the early Easter holiday. As we move forward, we will continue to monitor business conditions and manage our promotional spending appropriately as we seek to grow sales and increase customer loyalty over the long term.”

Mr. Lynch continued, “We remain on track with our strategic initiatives, which continued to gain traction with our customers. Our store remodeling program is moving forward and continues to generate positive results. We are also making excellent progress building sales momentum by revitalizing our corporate brands with newly designed packaging already introduced this year for over 1,000 private label products.”

Fiscal 2008 Third Quarter Results

Net sales in the third quarter were $1.7 billion, an increase of $39.0 million, or 2.3%, compared to the third quarter of fiscal 2007. Identical store sales from continuing operations increased 2.2%, compared to the third quarter of fiscal 2007. Identical store sales were favorably impacted this quarter by the timing of the Easter holiday by approximately 80 basis points, and were also negatively impacted this quarter by approximately 110 basis points due to the percentage of generic pharmaceutical products sold versus branded products. The combination of those two factors negatively impacted identical store sales by 30 basis points for the quarter.

Gross profit on sales in the third quarter was $483.1 million, an increase of $13.1 million compared to the third quarter of fiscal 2007. As a percentage of net sales, gross margin was 28.0% in the third quarter compared to 27.9% in the third quarter of fiscal 2007, an increase of 10 basis points. The improvement in gross margin was attributable primarily to more effective management of promotional spending and operational improvements that reduced inventory shrink. These improvements were partially offset by an increase in both the Company’s LIFO charge, due primarily to continuing increases in food cost inflation, and in transportation costs, primarily fuel.

Other operating and administrative expenses for the third quarter were $458.7 million, an increase of $12.7 million compared to the third quarter of fiscal 2007. Several items contributed to the increase, including share-based and other compensation expenses, higher depreciation and amortization, primarily related to the Company’s store remodeling program, and an increase in utility charges. These items were partially offset by a decrease in legal and professional fees and lower insurance premiums.

The Company reported net income for the third quarter of $15.0 million, or $0.28 per diluted share, a decrease of $2.8 million, or $0.05 per diluted share compared to the third quarter of fiscal 2007. The decrease in net income for the quarter was due primarily to higher reported income tax expense and lower interest income. Operating income for the third quarter was $24.4 million, an increase of $0.4 million compared to the same period last year.

Income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, as further adjusted for certain non-cash charges, reorganization items, self-insurance reserves adjustment, and items related to the Company’s emergence from bankruptcy, Adjusted EBITDA, was $51.2 million for the third quarter of fiscal 2008, compared to $46.0 million in the same period of fiscal 2007. Third quarter Adjusted EBITDA includes an estimated benefit of approximately $3.5 million due to the early timing of the Easter holiday, which typically falls in the Company’s fourth fiscal quarter.

40-Week Results

Net sales for the 40 weeks ended April 2, 2008, were $5.6 billion, an increase of $66.0 million, or 1.2%, compared to the same period in the prior fiscal year. Identical store sales from continuing operations increased 1.0% compared to the same period in the prior fiscal year.

Net income for the 40 weeks was $18.3 million, or $0.34 per diluted share, as compared to net income of $280.0 million for the same period last year. Net income for the 40 weeks of fiscal 2007 was impacted by significant non-cash items, primarily reorganization gains of $334.4 million, which occurred in the second quarter of fiscal 2007. Operating income for the 40 weeks was $29.3 million, compared to a loss of $78.4 million in the same period last year.

Gross profit as a percentage of net sales was 27.3%, an increase of 70 basis points compared to the same period in the prior fiscal year. Other operating and administrative expense as a percentage of net sales was 26.8%, a decrease of 80 basis points compared to the same period in fiscal 2007.

Adjusted EBITDA was $92.2 million for the 40 weeks ended April 2, 2008, compared to $35.4 million in Adjusted EBITDA in the prior year period.

Store Remodeling Program

Winn-Dixie’s store remodeling program, which commenced in the second half of fiscal 2007, remains on track. The goal of the program is to modernize Winn-Dixie stores by dramatically improving their appearance, heightening their focus on fresh, high-quality products and enhancing the overall shopping experience for customers in the neighborhoods they serve.

Since the inception of the program, the Company has completed 54 store remodels. As of the end of the third quarter of fiscal 2008, the Company’s 41 offensive remodels had experienced a 12.3% weighted average sales lift after the grand re-opening phase. The sales lift in the offensive remodels resulted from increases in transaction count and basket size of 4.7% and 6.3%, respectively. Sales lift is calculated by comparing the store’s sales following the completion of the grand re-opening phase to the store’s sales in the prior-year comparable period.

“Our remodels continue to exceed our annual sales lift target, as we fine-tune our product assortment, pricing and merchandizing efforts in each store to meet the needs of the communities we serve,” Mr. Lynch said. “As the remodel program moves forward, we will have an increasingly strong store base from which to compete, leverage the strength of our brand, and increase sales per square foot. We plan to remodel roughly half the chain by the end of fiscal 2010.”

Liquidity and Capital Resources

As of April 2, 2008, the Company had $642.6 million of liquidity, an increase of $54.2 million compared to January 9, 2008. Liquidity for the quarter is comprised of $464.8 million of borrowing availability under the Credit Agreement and $177.8 million of cash and cash equivalents. The Company anticipates its capital expenditures for the remainder of fiscal 2008 will be funded substantially by cash flows from operations, working capital improvements, and cash on hand.

Financial Guidance

The Company continues to expect that its full fiscal year 2008 Adjusted EBITDA will fall within its previously announced guidance range of $105-$125 million.

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 27, 2007 and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, May 13, 2008, from 8:30 a.m. to 9:30 a.m. Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company's Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-679-8033 or 617-213-4846 (access code 55852512). A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from May 13 through May 20, 2008, can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 83186719.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 520 retail grocery locations including more than 400 in-store pharmacies in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brands; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to manage gross margin rates effectively; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates or fuel costs, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Form 10-K for the fiscal year ended June 27, 2007 and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data	12 weeks ended
	Apr. 2, 2008		Apr. 4, 2007
	Amount	%	Amount	%
Net sales	$1,722,829	100.0	$1,683,829	100.0
Cost of sales, including warehouse and delivery expenses	1,239,749	72.0	1,213,848	72.1

Gross profit on sales	483,080	28.0	469,981	27.9
Other operating and administrative expenses	458,708	26.6	446,041	26.6

Operating income	24,372	1.4	23,940	1.4
Interest income, net	(1,057)	(0.1)	(2,296)	(0.1)

Income before reorganization items and income taxes	25,429	1.5	26,236	1.6
Income tax expense	10,405	0.6	8,407	0.5

Net income	$15,024	0.9	$17,829	1.1

Basic and diluted earnings per share	$0.28		0.33

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$15,024		17,829
Adjustments to reconcile Net income to EBITDA:
Income tax expense	10,405		8,407
Depreciation and amortization	21,581		15,275
Favorable and unfavorable lease amortization, net	894		795
Interest income, net	(1,057)		(2,296)

EBITDA	46,847		40,010

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	3,343		1,160
Post-emergence bankruptcy-related professional fees	966		4,834

Adjusted EBITDA	$51,156		46,004

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Successor			Predecessor	Combined
Amounts in thousands except per share data	40 weeks ended Apr. 2, 2008		20 weeks ended Apr. 4, 2007	20 weeks ended Nov. 15, 2006	40 weeks ended Apr. 4, 2007
	Amount	%	Amount	Amount	Amount	%
Net sales	$5,590,695	100.0	$2,848,021	2,676,678	5,524,699	100.0
Cost of sales, including warehouse and delivery expenses	4,062,234	72.7	2,086,882	1,969,641	4,056,523	73.4

Gross profit on sales	1,528,461	27.3	761,139	707,037	1,468,176	26.6
Other operating and administrative expenses	1,498,912	26.8	748,569	776,482	1,525,051	27.6
Impairment charges	210	—	—	20,778	20,778	0.4
Restructuring charge, net loss	—	—	—	786	786	—

Operating income (loss)	29,339	0.5	12,570	(91,009)	(78,439)	(1.4)
Interest (income) expense, net	(3,572)	(0.1)	(2,862)	5,527	2,665	0.1

Income (loss) before reorg. items and income taxes	32,911	0.6	15,432	(96,536)	(81,104)	(1.5)
Reorganization items, net gain	—	—	—	(334,430)	(334,430)	(6.1)
Income tax expense (benefit)	14,606	0.3	7,552	(13,980)	(6,428)	(0.1)

Income from continuing operations	18,305	0.3	7,880	251,874	259,754	4.7

Discontinued operations:
Income from discontinued operations	—	—	—	2,333	2,333	0.1
Gain on disposal of discontinued operations	—	—	—	17,922	17,922	0.3

Income from discontinued operations	—	—	—	20,255	20,255	0.4

Net income	$18,305	0.3	$7,880	272,129	280,009	5.1

Basic and diluted earnings per share
Earnings from continuing operations	$0.34		0.15	1.78	N/A
Earnings from discontinued operations	—		—	0.15	N/A

Basic and diluted earnings per share	$0.34		0.15	1.93	N/A

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$18,305		7,880	272,129	280,009
Adjustments to reconcile Net income to EBITDA:
Income tax expense (benefit)	14,606		7,552	(13,980)	(6,428)
Depreciation and amortization	65,544		25,256	36,178	61,434
Favorable and unfavorable lease amortization, net	2,647		1,326	—	1,326
Interest (income) expense, net	(3,572)		(2,862)	5,527	2,665

EBITDA	97,530		39,152	299,854	339,006

Adjustments to reconcile EBITDA to Adjusted EBITDA
Self-insurance reserve adjustment	(18,316)		—	(840)	(840)
Share-based compensation	10,199		1,307	11,609	12,916
Post-emergence bankruptcy-related professional fees	2,597		11,061	—	11,061
Impairment charges	210		—	20,778	20,778
Income from discontinued operations	—		—	(20,255)	(20,255)
Reorganization items, net gain	—		—	(334,430)	(334,430)
Restructuring charge, net loss	—		—	786	786
VISA / MasterCard settlement	—		—	(1,706)	(1,706)
Plan-related D&O insurance payment	—		—	8,100	8,100

Adjusted EBITDA	$92,220		51,520	(16,104)	35,416

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	Apr. 2, 2008	June 27, 2007
ASSETS
Current assets:
Cash and cash equivalents	$177,845	201,946
Marketable securities	—	4,836
Trade and other receivables, less allowance for doubtful receivables of $2,478 ($3,663 at June 27, 2007)	88,405	94,173
Insurance claims receivable	9,354	22,900
Income tax receivable	9,205	15,883
Merchandise inventories, less LIFO reserve of $16,145 ($5,107 at June 27, 2007)	662,578	641,458
Prepaid expenses and other current assets	38,980	40,982
Assets held for sale	12,139	—

Total current assets	998,506	1,022,178

Property, plant and equipment, net	396,318	300,174
Intangible assets, net	301,147	331,803
Other assets, net	15,412	16,736

Total assets	$1,711,383	1,670,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$7,522	6,289
Accounts payable	313,761	262,787
Reserve for self-insurance liabilities	74,799	73,451
Accrued wages and salaries	71,599	76,334
Accrued rent	32,777	39,685
Accrued expenses	70,700	83,763

Total current liabilities	571,158	542,309

Reserve for self-insurance liabilities	140,313	147,339
Long-term borrowings under credit facilities	39	14
Unfavorable leases	128,963	138,700
Obligations under capital leases	17,342	18,622
Other liabilities	28,418	26,966

Total liabilities	886,233	873,950

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,167,772 shares issued; 54,069,245 outstanding at Apr. 2, 2008 and 54,000,000 shares issued; 53,901,473 outstanding at June 27, 2007.	54	54
Additional paid-in-capital	772,600	762,401
Retained earnings	46,770	28,465
Accumulated other comprehensive income	5,726	6,021

Total shareholders’ equity	825,150	796,941

Total liabilities and shareholders’ equity	$1,711,383	1,670,891

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Successor		Predecessor	Combined
Amounts in thousands	40 weeks ended Apr. 2, 2008	20 weeks ended Apr. 4, 2007	20 weeks ended Nov. 15, 2006	40 weeks ended Apr. 4, 2007
Cash flows from operating activities:
Net income	$18,305	7,880	272,129	280,009
Adjustments to reconcile Net income to net cash provided by (used in) operating activities:
Loss (gain) on sales of assets, net	239	1,372	(35,373)	(34,001)
Reorganization items, net gain	—	—	(334,430)	(334,430)
Impairment charges	210	—	20,857	20,857
Depreciation and amortization	65,544	25,256	36,274	61,530
Share-based compensation	10,199	1,307	11,609	12,916
Deferred income taxes	14,803	—	—	—
Change in operating assets and liabilities:		—
Favorable and unfavorable leases, net	2,647	1,326	—	1,326
Trade, insurance and other receivables	17,560	12,119	29,850	41,969
Merchandise inventories	(21,120)	24,600	(31,564)	(6,964)
Prepaid expenses and other current assets	2,002	141	(2,426)	(2,285)
Accounts payable	49,923	(30,948)	(20,458)	(51,406)
Income taxes payable/receivable	6,555	33,187	(2,944)	30,243
Reserve for self-insurance liabilities	(5,963)	5,484	(1,203)	4,281
Accrued expenses and other	(24,622)	(41,398)	(4,278)	(45,676)

Net cash provided by (used in) operating activities before reorganization items	136,282	40,326	(61,957)	(21,631)

Cash effect of reorganization items	—	—	(11,085)	(11,085)

Net cash provided by (used in) operating activities	136,282	40,326	(73,042)	(32,716)

Cash flows from investing activities:
Purchases of property, plant and equipment	(153,772)	(30,072)	(23,888)	(53,960)
(Increase) decrease in investments and other assets, net	(7,672)	17,073	15,067	32,140
Sales of assets	178	311	83,012	83,323
Purchases of marketable securities	(72,090)	(1,546)	(4,321)	(5,867)
Sales of marketable securities	75,466	830	14,991	15,821
Other, net	—	(2,391)	(308)	(2,699)

Net cash (used in) provided by investing activities	(157,890)	(15,795)	84,553	68,758

Cash flows from financing activities:
Gross borrowings on credit facilities	10,091	4,311	7,690	12,001
Gross payments on credit facilities	(10,066)	(4,266)	(47,690)	(51,956)
Increase in book overdrafts	3,281	8,518	164	8,682
Principal payments on long-term debt and capital leases	(5,799)	(462)	(981)	(1,443)
Debt issuance costs	—	(8,829)	(366)	(9,195)

Net cash used in financing activities	(2,493)	(728)	(41,183)	(41,911)

(Decrease) increase in cash and cash equivalents	(24,101)	23,803	(29,672)	(5,869)
Cash and cash equivalents at beginning of period	201,946	157,871	187,543	187,543

Cash and cash equivalents at end of period	$177,845	181,674	157,871	181,674